Exhibit 99.1

For Immediate Release
Contact:
January 24, 2012

BIONEUTRAL AND BARNABAS HEALTH TO COLLABORATE FOR SURGICAL INSTRUMENT STERILIZATION

MORRISTOWN, NJ: January 24, 2012: BioNeutral Group, Inc. (OTCBB: BONU), and Barnabas Health in West Orange, New Jersey, jointly announced today a collaborative research and revenue sharing agreement.  The parties will develop protocols to trial Ygiene 206, a detergent cleaner, 90-second disinfectant and 20-minute sterilant. In addition, they will test new formulations designed for rapid cleaning and sterilization of surgical instruments, scopes, fabric and skin at Barnabas Health facilities.

Barnabas Health is the largest nonprofit integrated health care delivery system in New Jersey and one of the largest in the nation, treating more than two 2 million patients annually.  The system includes 50 facilities with six acute care hospitals, two children’s hospitals, a behavioral health center, ambulatory care centers, surgery centers, breast and imaging centers, the state’s largest behavioral health network, and comprehensive home care and hospice programs.

“We are excited to have access to world-first technology,” stated Barry H. Ostrowsky, President and Chief Executive Officer of Barnabas Health.  “We see our role as being at the forefront of excellent care, utilizing the best tools available.   Under the terms of the agreement, we will help develop new applications for the technology and Barnabas Health will have the first right to publish the data being generated.  Barnabas Health will share in the commercial success produced by this collaboration."

Andy Kielbania, Chief Executive Officer of Bioneutral Group, Inc., said  "It is very important for technology-based companies like Bioneutral to engage with major health care providers to develop the best protocols for  use and the data to demonstrate efficacy for the health care sector. Technology is a key factor in creating efficiencies which will drive down cost, mitigate risks and protect patients, staff and the public".
Nancy Chobin, RN, CSPDM, has been chosen as the principal researcher/investigator and, in conjunction with the Infection Prevention Department at Saint Barnabas Medical Center, will approve the protocols for testing and supervise the test process and the collection of data.  Ms. Chobin is nationally recognized as a leader in the field of infection prevention and sterilization.

About BioNeutral Group, Inc.

Headquartered in Morristown, New Jersey with lab facilities at the New Jersey Institute of Technology in Newark, Inc., is a specialty technology-based life-science company which has developed a technology platform that neutralizes harmful environmental contaminants, toxins and dangerous micro-organisms including bacteria, viruses, mold, fungi and spores. BioNeutral's products, Ygiene® and Ogiene®, kill germs and clean surfaces with a dramatic increase in speed and power over their rivals in the marketplace. BioNeutral's proprietary platform technology has been proven effective in surface, water and airborne applications. Its antimicrobial line of products under the Ygiene® brand have been approved by the EPA for sale in the United States and has previously been approved for sale in Germany and it is also permitted to be sold in the UK, France and Sweden. Auto Neutral is a registered trademark of BioNeutral Group, Inc. For more information on BioNeutral, including a listing of company products, leadership and background please visit www.bioneutral.com.

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Forward-Looking Statements: This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those described in the Company's filings with the Securities and Exchange Commission. BioNeutral routinely tests its formulations against those of its competitors. The results are published to let shareholders know how the Company's technology compares with known formulations in the market place. Any product claim for antimicrobial activity requires approval from the EPA or FDA, depending upon where and how the formulations are used. The EPA has approved and registered the Company's data and findings specific to Ygiene-206. BioNeutral's antimicrobial formulations will be marketed under the brand name Ygiene® and are available for sale in the United States.

Contact:

INVESTOR RELATIONS:

Jeff Ramson
ProActive Capital Resources Group, LLC
JRamson@proactivecrg.com
212-792-4294

FOR THE COMPANY:

Andrew Kielbania, Interim CEO
BioNeutral Group, Inc.
Andy@bioneutralgroup.com
973-285-3373